UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 23, 2005

Cholestech Corporation

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-20198 (Commission File Number)	94-3065493 (IRS Employer Identification No.)

3347 Investment Boulevard
Hayward, California 94545
(Address of principal executive offices, including zip code)

(510) 732-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

On March 23, 2005, the Board of Directors (the “Board”) of Cholestech Corporation (the “Company”), acting upon the recommendation of the Compensation Committee of the Board, approved an acceleration of vesting for all outstanding unvested stock options with a per share exercise price equal to or greater than $12.06 (the “Acceleration”).

The primary purpose of the Acceleration is to eliminate future compensation expense the Company would otherwise recognize in its income statement with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R is effective from the first interim period that begins after June 15, 2005, and will require that compensation expense associated with stock options be recognized in the income statement, rather than solely as a footnote disclosure in the Company’s financial statements. The aggregate estimated compensation expense associated with these accelerated options that would have been recognized in the Company’s income statements after adoption of SFAS 123R by the Company is approximately $1.1 million.

In addition, because these options have exercise prices in excess of current market value (are “underwater”), they are not achieving their original objectives of incentive compensation and employee retention.

As a result of the Acceleration, options to purchase 93,465 shares of the Company’s common stock became immediately exercisable as of March 23, 2005. The following table summarizes such shares by range of exercise price:

Range of Exercise Price	Accelerated Shares
$12.06 - $12.50	28,981
$6.50 - $17.85	64,484
Total Shares	93,465

Of the total shares accelerated, executive officers of the Company held options to purchase an aggregate of 27,085 shares of common stock as follows:

	Per Share	Accelerated
Officer	Exercise Price	Shares
Warren E. Pinckert II	$17.83	16,251
Thomas E. Worthy	$17.83	5,417
Terry L. Wassmann	$17.83	5,417

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOLESTECH CORPORATION
By:	/s/ John F. Glenn
John F. Glenn
Vice President of Finance and Chief Financial Officer

Date: March 25, 2005

3